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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

   We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus dated May 12, 2000 of Ashland Inc. and consolidated subsidiaries (Ashland) and to the incorporation by reference therein (i) of our report dated November 3, 1999, with respect to the consolidated financial statements and schedule of Ashland, and (ii) of our reports dated January 21, 2000 and March 14, 2000, with respect to the consolidated financial statements and schedule, respectively, of Arch Coal, Inc., included in Ashland's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended September 30, 1999, filed with the Securities and Exchange Commission.

Cincinnati, Ohio
May 10, 2000